Exhibit 99.1

Tom Bené Named Chairman of Sysco’s Board of Directors

JACKIE M. WARD TO RETIRE FROM SYSCO BOARD OF DIRECTORS

HOUSTON, September 17, 2018 — Sysco Corporation (NYSE:SYY), the leading global foodservice distribution company, today announced that, in alignment with Sysco’s board of directors’ tenure policy, Jackie M. Ward will retire from the Company’s board after more than 17 years of service, including the last five years as non-executive chairman. Ward’s retirement is part of Sysco’s board succession plan and will be effective on November 16, 2018, immediately following Sysco’s 2018 Annual Meeting of Stockholders. Tom Bené, Sysco’s president and chief executive officer, has been elected chairman of the board, effective upon Ward’s retirement.

“It has been a privilege to help contribute to Sysco’s significant growth alongside our talented associates, management team and fellow directors, as we strengthened the company’s position as the global foodservice leader,” said Ward.

“After careful deliberation, and taking into account his record of success to date in driving Sysco to achieve its strategic objectives, the board determined that naming Tom to succeed Jackie as chairman was in the best interest of the company and its shareholders,” said Larry Glasscock, Sysco director and chair of the corporate governance and nominating committee. “We are confident that Sysco is well-positioned under Tom’s leadership for continued success and value creation.”

“I am honored to be chosen to serve as chairman of Sysco’s board and, on behalf of the board of directors and everyone at Sysco, I would like to thank and recognize Jackie for her many years of leadership and contributions to Sysco,” said Bené. “Sysco has an industry-leading position with solid fundamentals and a clear focus on driving performance and delivering disciplined, profitable and sustainable growth. I look forward to continuing to work with the board and management team to enhance value for all Sysco associates and shareholders.”

Bené joined Sysco in 2013 and held a variety of roles at the company before being appointed president and chief executive officer and as a director of the board in January 2018. During his time at Sysco, Bené has been responsible for overseeing all of Sysco’s business operations, commercial functions and supply chain organization. Prior to joining Sysco, Bené held a variety of positions of increasing responsibility in marketing, sales, operations, franchise development and general management during a 23-year career at PepsiCo, culminating with his role as president of PepsiCo Foodservice.

Sysco’s board intends to appoint an independent lead director prior to the 2018 annual meeting.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 67,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

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plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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